FOR IMMEDIATE RELEASE
Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

Audiovox Corporation Reports Fiscal 2008 Fourth Quarter and Year-End Results

HAUPPAUGE, NY, May 15, 2008 -- Audiovox Corporation (NASDAQ:VOXX) today announced results for its fiscal 2008 fourth quarter and year-ended February 29, 2008.

Fiscal Year Results
The Company reported net sales for the fiscal year ended February 29, 2008 of $591.4 million, an increase of 29.5% compared to $456.7 million reported in the comparable prior year period.

Operating income for fiscal 2008 was $4.4 million compared to an operating loss of $5.1 million in fiscal 2007.  Pre-tax income from continuing operations for fiscal 2008 was $10.6 million, an increase of $8.4 million or 381.8% compared to $2.2 million in the comparable prior year.  Net income from continuing operations in fiscal 2008 was approximately $6.7 million compared to $3.7 million in fiscal 2007.  Including discontinued operations, net income for fiscal 2008 was $8.5 million or $0.37 per diluted share compared to $2.9 million or $0.13 per diluted share in fiscal 2007.

On a pro forma basis, excluding the impact of non-recurring charges, the Company would have reported net income of $10.5 million or $0.46 per diluted share in fiscal 2008.

Electronics sales, which include both mobile and consumer electronics were $437.0 million in fiscal 2008, an increase of $4.1 million as compared to $432.9 million in fiscal 2007.  This increase was due to an increase in mobile audio sales and the Company’s International operations in Germany and Venezuela. Accessories sales for fiscal 2008 were $154.3 million compared to sales of $23.7 million in fiscal 2007.  This increase was due to the incremental sales generated from the acquired Thomson Accessory, Oehlbach and Technuity operations.

As a percentage of net sales, Electronics represented 73.9% in fiscal 2008 compared to 94.8% in the comparable fiscal 2007 period and Accessories represented 26.1% compared to 5.2% in the same respective periods.

Gross margins increased by 140 basis points to 18.8% in fiscal 2008, as compared to 17.4% in the prior fiscal year.  Gross margins were favorably impacted by higher margins generated from the recently acquired accessory companies, improved overall margins in the Company’s core business and improved buying programs and inventory management.  Gross margins were adversely impacted by increased warehouse and assembly costs as a result of incremental transition costs necessary to facilitate the acquisitions, as well as increased warranty and repair costs, freight and shipping costs and inventory provisions as a result of higher accessories sales.

Operating expenses were $106.9 million in fiscal 2008, an increase of 26.7% compared to $84.4 million reported in the comparable prior year period.  As a percentage of net sales, operating expenses decreased to 18.1% in fiscal 2008 from 18.5% in fiscal 2007 due to higher sales and better controls of the Company’s fixed costs.  The increase in total operating expenses is due to incremental costs related to the acquisitions of Thomson’s accessory business and audio/video operations, Oehlbach, Incaar and Technuity, which contributed total operating expenses of $25.1 million in fiscal 2008 and $1.2 million in fiscal 2007.  Operating expenses for the Company’s core business was $81.8 million in fiscal 2008, down 1.7% compared to the prior fiscal year.

Audiovox Reports Fiscal 2008 Results

Patrick Lavelle, President and CEO stated, “Overall, I believe we could have reported a stronger increase based on our programs and placement; however the macro economic conditions we faced at the end of the year impacted sales across the board.  Despite these conditions, our strategy of leveraging overhead with new business from acquisitions is working since we have been able to expand sales, raise margins and lower our operating expenses as a percentage of sales.”

Fiscal Fourth Quarter Results
The Company reported net sales for the fiscal 2008 fourth quarter of $131.3 million, an increase of 36.6% compared to $96.1 million reported in the comparable prior year quarter.

Operating loss for the three months ended February 29, 2008 was $3.5 million compared to an operating loss of $2.6 million reported in the comparable prior year period.  Pre-tax loss from continuing operations for the fiscal 2008 fourth quarter was $1.6 million compared to a pre-tax loss of $1.1 million in the comparable period last year.  Net loss for continuing operations, after completion of a foreign tax audit, was $1.8 million or a loss of $0.08 per diluted share compared to a net loss of $0.3 million or a loss of $0.01 per diluted share in the fiscal 2007 fourth quarter.

On a pro forma basis for continuing operations, excluding the impact of non-recurring fourth quarter charges, the Company would have reported a break even for the quarter. On a pro forma basis for continuing and discontinued operations and excluding the impact of non-recurring fourth quarter charges, the Company would have reported a net loss of $0.4 million or a loss of $0.02 per diluted share in the fiscal 2008 fourth quarter.

Electronics sales, which include both mobile and consumer electronics were $95.8 million in the fiscal fourth quarter ended February 29, 2008, an increase of 15.3% compared to $83.1 million reported in the three-month period ended February 28, 2007. Stronger sales in our consumer categories were largely responsible for the increase.  Accessories sales in the fiscal 2008 fourth quarter were $35.5 million, an increase of 173.1% compared to sales of $13.0 million in the fiscal 2007 fourth quarter. This increase was primarily due to sales generated by the acquired operations of Thomson, Oehlbach and Technuity, the latter two, which were not part of fiscal 2007 results.

As a percentage of net sales, Electronics represented 73.0% in the fiscal 2008 fourth quarter compared to 86.5% in the comparable fiscal 2007 quarter.  In the period ended February 29, 2008, Accessories, as a percentage of net sales represented 27.0% compared to 13.5% in the comparable year ago period.

Gross margins for both the fiscal 2008 and fiscal 2007 fourth quarters were 18.8%.  In fiscal 2008, gross margins were favorably impacted by higher margins generated from the acquired accessory companies, the impact of which was partially offset by the Company’s acquisition of Thomson’s audio/video operations in December 2007.  Fiscal 2007 gross profit margins included approximately two months of results from Thomson’s accessory business and saw increases in the Company’s core electronics business.  During both periods, gross margins were adversely impacted by increased warehouse and assembly costs as well as increased warranty and repair costs and higher freight expenses related to the acquisitions.

Operating expenses for the three months ended February 29, 2008 were $28.2 million, an increase of $7.5 million or 36.2%, compared to $20.7 million reported in the comparable prior year period.  As a percentage of net sales, operating expenses were 21.5% in the fiscal 2008 and fiscal 2007 fourth quarters.  During the fiscal 2008 fourth quarter, operating expenses related to acquisitions were approximately $8.0 million compared to $1.2 million in the comparable period last year.  Excluding the impact of the acquisitions, overhead for the Company’s core operations as a percentage of net sales was 15.2% in the fiscal 2008 fourth quarter compared to 20.3% in the fiscal 2007 comparable period.

Audiovox Reports Fiscal 2008 Results

Lavelle continued, “During the fourth quarter we assimilated additional overhead for the Thomson audio video and Technuity acquisitions during what is traditionally our weakest period.  In addition, the period was further impacted by the economic conditions facing our customers and consumers, which affected Holiday sales as well as automobile sales that continue to suffer due to the state of the economy and rising fuel prices.”

Lavelle concluded, “The acquisitions we made last year provide us with the strongest portfolio of brands we’ve ever had, give us added leverage at the retail level domestically and enhance our foundation internationally.  Our focus this year is to fully consolidate the five acquisitions we made in 2007 and generate the types of returns this Company is capable of achieving.  We enter fiscal 2009 on solid footing and I believe Audiovox will show substantial improvements in both our top and bottom line results over the coming year.”

Conference Call Information
The Company will be hosting its conference call today, Thursday, May 15, 2008 at 10:00 a.m. EDT.  Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-510-0146; international number: 617-614-3449; pass code: 59396972).  For those who will be unable to participate, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 99202424).

About Audiovox
Audiovox is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells.  Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as portable DVD players, Portable GPS, flat-panel TV's, extended range two-way radios, multi media products like digital picture frames and home and portable stereos as well as consumer accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Jensen, Acoustic Research, Advent, Code Alarm, Terk, and Prestige brands, as well as the recently-acquired rights from Thomson’s America’s consumer electronics accessory business to the RCA brand for Consumer Electronics accessories. The acquisition also includes the Recoton, Spikemaster, Ambico and Discwasher brands for use on any products and the Jensen, Advent, Acoustic Research and Road Gear brands for accessory products.  Audiovox already owns Jensen, Advent, Acoustic Research and Road Gear brands for electronics products as part of prior acquisitions.  For additional information, visit our web site at www.audiovox.com.

Safe Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics and accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2008.

- Tables to Follow -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 29, 2008 and February 28, 2007
(In thousands, except share data)

	2008	2007
Assets		(as adjusted)

Current assets:
Cash and cash equivalents	$39,341	$15,473
Short-term investments	-	140,872
Accounts receivable, net	112,688	86,003
Inventory	155,748	104,972
Receivables from vendors	29,358	13,935
Prepaid expenses and other current assets	13,780	11,427
Income taxes receivable	-	3,518
Deferred income taxes	7,135	2,492
Total current assets	358,050	378,692

Investment securities	15,033	13,179
Equity investments	13,222	11,353
Property, plant and equipment, net	21,550	18,019
Goodwill	23,427	17,514
Intangible assets	101,008	57,874
Deferred income taxes	-	1,858
Other assets	746	631
Total assets	$533,036	$499,120

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 29, 2008 and February 28, 2007
(In thousands, except share data)
	2008	2007
Liabilities and Stockholders’ Equity		(as adjusted)

Current liabilities:
Accounts payable	$24,433	$34,344
Accrued expenses and other current liabilities	38,575	26,564
Income taxes payable	5,335	-
Accrued sales incentives	10,768	7,410
Bank obligations	3,070	2,890
Current portion of long-term debt	82	1,524
Total current liabilities	82,263	72,732

Long-term debt	1,621	5,430
Capital lease obligation	5,607	5,676
Deferred compensation	4,406	7,573
Other tax liabilities	4,566	3,347
Deferred tax liabilities	6,057	-
Other long term liabilities	5,003	-
Total liabilities	109,523	94,758

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,414,217 and 22,005,346 shares issued, 20,593,660 and 20,312,299 shares outstanding at February 29, 2008 and February 28, 2007, respectively	224	220
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	274,282	271,056
Retained earnings	162,542	151,363
Accumulated other comprehensive income (loss)	4,847	(1,320)
Treasury stock, at cost, 1,820,562 and 1,693,047 shares of Class A common stock at February 29, 2008 and February 28, 2007, respectively	(18,404)	(16,979)
Total stockholders' equity	423,513	404,362
Total liabilities and stockholders' equity	$533,036	$499,120

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
Quarter and Year Ended February 29, 2008 and February 28, 2007
(In thousands, except share and per share data)

	Three	Three
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net sales	$131,269	$96,134	$591,355	$456,690
Cost of sales	106,595	78,039	480,027	377,371
Gross profit	24,674	18,095	111,328	79,319

Operating expenses:
Selling	9,168	6,594	35,703	28,220
General and administrative	16,067	12,238	61,220	48,920
Engineering and technical support	2,973	1,838	9,983	7,256
Total operating expenses	28,208	20,670	106,906	84,396

Operating income (loss)	(3,534)	(2,575)	4,422	(5,077)

Other income (expense):
Interest and bank charges	(40)	(464)	(2,127)	(1,955)
Equity in income of equity investees	663	514	3,590	2,937
Other, net	1,265	1,426	4,709	6,253
Total other income, net	1,888	1,476	6,172	7,235

Income (loss) from continuing operations before income taxes	(1,646)	(1,099)	10,594	2,158
Income tax (expense) benefit	(139)	794	(3,848)	1,534
Net income (loss) from continuing operations	(1,785)	(305)	6,746	3,692
Net income (loss) from discontinued operations, net of tax	(392)	(180)	1,719	(756)
Net income (loss)	$(2,177)	$(485)	$8,465	$2,936

Net income (loss) per common share (basic):
From continuing operations	$(0.08)	$(0.01)	$0.29	$0.16
From discontinued operations	$(0.02)	$(0.01)	$0.08	$(0.03)
Net income (loss) per common share (basic)	$(0.10)	$(0.02)	$0.37	$0.13

Net income (loss) per common share (diluted):
From continuing operations	$(0.08)	$(0.01)	$0.29	$0.16
From discontinued operations	$(0.02)	$(0.01)	$0.08	$(0.03)
Net income (loss) per common share (diluted)	$(0.10)	$(0.02)	$0.37	$0.13

Weighted-average common shares outstanding (basic)	22,854,614	22,431,284	22,853,482	22,366,413
Weighted-average common shares outstanding (diluted)	22,863,670	22,431,284	22,876,112	22,557,272

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered "non-GAAP" financial measures within the meaning of the Securities and Exchange Commission Regulation G. The Company believes that this presentation of pro forma results provide useful information to both management and investors by excluding specific items that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP based financial measure.

Audiovox Corporation and Subsidiaries
Reconciliation of GAAP Net (loss) income from continuing operations for the three months and year to date Period Ended February 29, 2008 to the Pro Forma net (loss) income
(In thousands, except share and per share data)
(unaudited)

	Three
	Months	Year
	Ended	Ended
	February 29,	February 29,
	2008	2008

GAAP net (loss) income from continuing operations	$(1,785)	$6,746
Non-recurring Adjustments:
Legal settlement	602	602
Transition expenses for acquisitions	500	741
Stock-based compensation benefit	(231)	(900)
Amortization expense from acquisitions	497	1,328
	1,368	1,771
Less: Tax benefits	(534)	(691)
	834	1,080
Settlement of foreign tax audits	936	936
Non-recurring adjustments, net of tax	1,770	2,016

Pro forma net (loss) income from continuing operations	(15)	8,762

GAAP net (loss) income from discontinued operations, net of tax	(392)	1,719

Pro forma net (loss) income	$(407)	$10,481

GAAP net (loss) income from continuing operations per common share, diluted	$(0.08)	$0.29
Pro forma net (loss) income from continuing operations per common share, diluted	$0.00	$0.38

GAAP net (loss) income per common share, diluted	$(0.10)	$0.37
Pro forma net (loss) income per common share, diluted	$(0.02)	$0.46

GAAP Weighted-average common shares outstanding, diluted	22,863,670	22,876,112
Pro forma Weighted-average common shares outstanding, diluted	22,863,670	22,876,112

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